NEWS RELEASE

Corning Natural Gas Holding Corporation Declares Dividend

Corning, N.Y. (Tuesday, September 17, 2019) – Corning Natural Gas Holding Corporation’s (OTC: CNIG) Board of Directors declared a dividend on its common stock, $0.145 per share, for the quarter ending September 30, 2019. The Board also approved its Series A Cumulative Preferred Stock and Series B Convertible Preferred Stock dividends for shareholders of record on September 30, 2019, payable on or about October 15, 2019.

Corning Natural Gas Holding Corporation, incorporated in 2013, is a publicly traded company and the parent company of Corning Natural Gas Corporation. Corning Natural Gas Corporation (a New York State regulated utility company established in 1904), Corning Natural Gas Appliance Corporation, and Pike County Light and Power are 100% owned subsidiary companies of the holding corporation. Leatherstocking Gas Company and Leatherstocking Pipeline Company are 50% owned subsidiaries of the holding corporation. Corning Natural Gas provides safe, reliable natural gas service to 15,000 residential, commercial and industrial customers in the Southern Tier and Central Regions of New York State. Leatherstocking Gas Company provides natural gas utility service in Susquehanna and Bradford Counties in Pennsylvania. Pike County Light and Power provides both natural gas utility service and electric service to Pike County, Pennsylvania. To learn more about investor relations, visit www.corninggas.com.

Safe Harbor Regarding Forward-Looking Statements

Some of the statements that are issued by or on behalf of the company or that are made in this press release, including statements about confidence in the company’s prospects and strategies are forward-looking statements within the meaning of § 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like “believe,” “expect,” “will,” “should,” “intend,” “plan,” or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting the company’s judgment based upon current information and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on forward-looking statements which reflect analysis only as of the date of this report. The risks and uncertainties listed above and in documents that the company files with the Securities and Exchange Commission ( www.sec.gov ), including the annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in Corning Natural Gas Holding Corporation.

Contact: Julie Lewis 607-936-3755